EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement Nos. 333-155927, 333-155927-01, 333-155927-02, 333-155927-03, 333-155927-04, 333-155927-05 and 333-155927-06, on Form F-3 of Teva Pharmaceutical Industries Limited of our reports dated February 15, 2011, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in Teva Pharmaceutical Industries Limited’s Annual Report on Form 20-F for the year ended December 31, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kesselman & Kesselman

Kesselman & Kesselman

Certified Public Accountants (Isr.)

A member of PricewaterhouseCoopers

International Limited

Tel-Aviv, Israel

August 25, 2011